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NEWS
BULLETIN

FROM
FRB                                                                 EXHIBIT 99.1
--------------------------------------------------------------------------------
The Financial Relations Board Inc.

       As Previously Announced Following the Acquisition of RXT,
          TRL to Take a Total of $133-$138 Million in Charges

          TORRANCE, Calif.--April 30, 1998--As previously announced following the acquisition of Renal Treatment Centers Inc. ("RXT"), Total Renal Care Holdings Inc. (NYSE:TRL), will take merger-related and other charges of $108 million in the first quarter of 1998.

          Additionally, the company expects to recognize between $25 million and $30 million of non-cash charges related to prior periods, which will require a revision of RXT's previously announced results of operations including a potential correction of previously audited results. It is expected that the year-end audit of RXT will be completed by May 15, 1998, and followed by the appropriate amended filings.

          Cash charges related to the acquisition will be $67 million including employee, organizational and integration-related expenses and fees to investment bankers, legal and accounting advisors, as well as miscellaneous charges such as those relating to the cancellation of leases, among others.

          Non-cash expenses related to the acquisition will be $26 million including non-cash charges associated with certain exercises of RXT stock options, and the write-off of eliminated assets such as computer systems, laboratory facilities and other assets.

          TRL will realize a tax benefit of $18.1 million related to the first-quarter charges outlined above net of non-deductible costs associated with the issuance of TRL shares.

          Additionally, other non-cash expenses taken during the quarter include $11.2 million ($6.9 million net of taxes), for a change in accounting principle regarding the early adoption of a new accounting standard which requires start up and organizational costs to be immediately expensed rather than capitalized as well as $4.4 million, ($2.8 million net of taxes)_ as an extraordinary loss related to the write-off of deferred financing charges stemming from the early pay-off of the RXT commercial bank revolver.

          Torrance-based Total Renal Care Holdings is the third largest (and largest independent worldwide) provider of integrated dialysis services in the United States for patients suffering from chronic kidney failure.

          The company owns and operates high-quality, free-standing kidney dialysis centers and home peritoneal dialysis programs in 33 states, as well as Washington, D.C.; Puerto Rico; Guam; Argentina; and Europe, and also provides high-quality acute hemodialysis services to in-patients at approximately 260 hospitals.

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     Currently, TRL has 408 outpatient dialysis facilities and provides services to approximately 31,700 patients. The company additionally operates ESRD laboratory and pharmacy facilities, as well as vascular access management, transplant services and ESRD clinical research programs.

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   CONTACT:  Total Renal Care Holdings Inc., Torrance
             Victor M.G. Chaltiel/John E. King, 310/792-2600 or The Financial Relations Board, Los Angeles
             Larry Delaney, 310/442-0599 (general information) Moira Conlon, 310/442-0599 (investor contact) Michaelle Burstin, 310/442-0599 (media contact) Kathy Brunson, 312/266-7800 (investor contact)